SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant {x} Filed by a Party other than the Registrant { } Check the appropriate box: { } Preliminary Proxy Statement { } Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
{X} Definitive Proxy Statement
{ } Definitive  Additional Materials
{ } Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         WINTRUST FINANCIAL CORPORATION

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X} No fee required.
{ } Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and 0-11

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

{ } Fee paid previously with preliminary materials:
{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                         WINTRUST FINANCIAL CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 2000


         The 2000 Annual Meeting of Shareholders of Wintrust Financial Corporation will be held at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, Illinois 60091, on Thursday, May 25, 2000, at 10:00 a.m. local time, for the following purposes:

        1. To elect eight Class I directors to hold office for a three-year term;

        2.      To  consider  a  proposal  to  amend  the   Wintrust   Financial
                Corporation 1997 Stock Incentive Plan to increase the number of shares authorized under the Plan;

        3. To transact such other business as may properly come before the Meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is the close of business on April 3, 2000. To make it easier for you to vote, we are introducing internet and telephone voting. The instructions printed on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

                                           By order of the Board of Directors,

                                           David A. Dykstra
                                           Secretary

April 20, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

                         WINTRUST FINANCIAL CORPORATION
                               727 North Bank Lane
                           Lake Forest, Illinois 60045

                                 PROXY STATEMENT
                         FOR THE 2000 ANNUAL MEETING OF
                 SHAREHOLDERS TO BE HELD THURSDAY, MAY 25, 2000


         These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation (the "Company"), an Illinois corporation, of proxies to be used at the 2000 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

         You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held on May 25, 2000, at 10:00 a.m., at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, Illinois 60091.

PROXIES, OUTSTANDING VOTING SECURITIES, AND SHAREHOLDERS ENTITLED TO VOTE

         The Board of Directors has fixed the close of business on April 3, 2000 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 8,752,643 shares without par value Common Stock ("Common Stock"). Each outstanding share of Common Stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

         Proxies received from shareholders in proper form will be voted at the meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class I Director as set forth below, FOR approval of the amendment to the 1997 Stock Incentive Plan and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and is submitted to a vote of the shareholders. Under Illinois law and the Company's By-laws, directors are elected by a plurality of votes cast. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Therefore abstentions will have the effect of voting against Proposal No. 2. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in
                                                         --------
the vote totals, although both abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. A proxy may be revoked at any time prior to its exercise by means of a written revocation or submission of a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the meeting.

         YOUR VOTE IS IMPORTANT.  Because many  shareholders  cannot  personally
         ----------------------
attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. This year, registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient new services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

         This Proxy Statement is being mailed to shareholders on or about April 20, 2000.

COST OF PROXY SOLICITATION

         The cost of soliciting proxies has been or will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses.


                                 PROPOSAL NO. 1
                  ELECTION OF DIRECTORS AND OWNERSHIP OF SHARES

         The By-laws of the Company provide that the number of directors of the Company shall be 24, divided into three classes of eight Directors who are elected to hold office for staggered three-year terms. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class I Directors will expire at this Annual Meeting of Shareholders. The term of those persons currently serving as Class II Directors expires at the Annual Shareholder Meeting to be held in 2001; and the term of Class III Directors expires at the Annual Shareholder Meeting to be held in 2002. In January 2000, Mr. John Leopold was appointed by the Board of Directors to fill a Class I vacancy. Currently, there are 24 members of the Board of Directors.

         The eight persons named below have been nominated for election as Class I directors for a term to end at the Annual Meeting of Shareholders in the year 2003 or until their successors are elected and qualified. All of the nominees currently serve as Class I directors except nominee Ms. Dorothy Mueller who is a director of the Company's subsidiary, Crystal Lake Bank & Trust Company. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

         The following sections set forth the names of nominees, continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company's subsidiaries are included in the biographical information set forth below. Such subsidiaries include Lake Forest Bank & Trust Company ("Lake Forest Bank"), Hinsdale Bank & Trust Company ("Hinsdale Bank"), North Shore Community Bank & Trust Company ("North Shore Bank"), Libertyville Bank & Trust Company ("Libertyville Bank"), Barrington Bank & Trust Company, N.A. ("Barrington Bank"), Crystal Lake Bank & Trust Company, N.A. ("Crystal Lake Bank"), Crabtree Capital Corporation ("Crabtree"), First Insurance Funding Corp. ("FIFC"), Wintrust Asset Management Company, N.A. ("WAMC"), and Tricom, Inc. of Milwaukee ("Tricom").


             NOMINEES TO SERVE AS CLASS I DIRECTORS UNTIL THE ANNUAL
                    MEETING OF SHAREHOLDERS IN THE YEAR 2003

JAMES E. MAHONEY (62), DIRECTOR SINCE 1996 From 1978 to present, Mr. Mahoney has been the owner and President of Heidi's Cheese Products, Inc., Mundelein, Illinois. Mr. Mahoney is a Director of Libertyville Bank.

JAMES B. MCCARTHY (48), DIRECTOR SINCE 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international management consulting firm focusing on the health care industry. Mr. McCarthy is a Director of Hinsdale Bank.

John W. Leopold (56), DIRECTOR SINCE 2000 From 1989 to present, Mr. Leopold has been President of Tricom, Inc. of Milwaukee, the newly acquired financial services subsidiary of the Company. Mr. Leopold serves as a Director of the National Technical Services Association. Mr. Leopold is a Director of Tricom.

DOROTHY M. MUELLER (45), DIRECTOR NOMINEE For the past 23 years, Ms. Mueller has been Vice President of Mark I Construction, Crystal Lake, Illinois, a custom home building company. Ms. Mueller is a Director of Crystal Lake Bank.

THOMAS J. NEIS (51), DIRECTOR SINCE 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. He serves as a director of the McHenry County Fondation, the McHenry County Economic Development Corp. and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

J. CHRISTOPHER REYES (46), DIRECTOR SINCE 1996 Mr. Reyes is Chairman of Reyes Holdings which owns businesses in beverage distribution, food distribution and processing with headquarters in Lake Forest, IL. Mr. Reyes serves on the board of directors of Dean Foods Co., the Boys & Girls Clubs of Chicago and the Children's Memorial Hospital. Mr. Reyes is a Director of Lake Forest Bank.

PETER P. RUSIN (47), DIRECTOR SINCE 1997 Since 1994, Mr. Rusin has served as Executive Director of JFK Health World, a not for profit children's health education center and museum, located in Barrington, Illinois. Mr. Rusin is a Director of Barrington Bank.

EDWARD J. WEHMER (46), DIRECTOR SINCE 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He was one of the principal organizers of each of the banking subsidiaries and serves as Chairman or Vice Chairman and a Director of each of the subsidiary Banks, FIFC, WAMC and Tricom. Prior to joining the Company, Mr. Wehmer was, from 1985 to 1991, Senior Vice President, Chief Financial Officer, and a director of River Forest Bancorp, Chicago, Illinois. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer is involved in several other charitable and fraternal organizations.

           CLASS II - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2001

BRUCE K. CROWTHER (48), DIRECTOR SINCE 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program and Dianon Systems, Inc. Mr. Crowther is a Director of Barrington Bank.

MAURICE F. DUNNE, JR. (73), DIRECTOR SINCE 1996 Mr. Dunne has been the President of Maurice F. Dunne Ltd., an educational consulting firm, since September 1991. Prior thereto, he served as President of the Lake Forest Graduate School of Management, Lake Forest, Illinois for more than 25 years. Mr. Dunne also served as the chief operating officer of the Northern Illinois Business Association from September 1991 to June 1993. Mr. Dunne is a Director of Lake Forest Bank and North Shore Bank.

WILLIAM C. GRAFT (38), DIRECTOR SINCE 1997 Since December 1999, Mr. Graft is the founding managing partner of Graft, Sciaccotta & Associates, a law firm with a practice concentrated in general corporate matters, commercial litigation, finance and complex commercial real estate law. From April 1996 to December 1999 he was the sole shareholder and President of his law firm. Until December 1995, Mr. Graft was a partner in the national law firm of Keck Mahin & Cate. Mr. Graft is also a principal and general partner of several real estate investment partnerships and corporations actively owning and developing commercial and medical real estate facilities. He serves on the Good Shepherd Hospital Development Council, is President of the Board of Directors of the Barrington Area Arts Council and serves as a director of several other private business enterprises. Mr. Graft is a Director of Barrington Bank.

MARGUERITE SAVARD MCKENNA (57), DIRECTOR SINCE 1996 Ms. McKenna, an attorney, has practiced law in Wilmette since 1983. She is a member of the Rotary Club, the Wilmette Chamber of Commerce, the North Suburban Bar Assoc. and President of New Trier High School Parents Association. Ms. McKenna is a Director of North Shore Bank.

ALBIN F. MOSCHNER (47), DIRECTOR SINCE 1996 Since December 1999, Mr. Moschner has been President and Chief Executive Officer of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a developmental stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows Corporation. Mr. Moschner serves as a Director of Lake Forest Bank.

INGRID S. STAFFORD (46), DIRECTOR SINCE 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993 and serves as its Vice Chair. She is a member of the National Association of College and University Business Officers. Ms. Stafford is the Chair of Leadership Evanston and a board member of the Evanston Community Foundation. She is also the former President of the Board of Directors of Childcare Network of Evanston and former chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

JANE R. STEIN (55), DIRECTOR SINCE 1996 Since 1983, Ms. Stein has been the Executive Director of the Lake County Medical Society, Vernon Hills, Illinois, a not-for-profit professional association for physicians in Lake County. Since February, 1999, she has been the Executive Director of the Illinois Society of Oral and Maxillofacial Surgeons. Ms. Stein also serves as President of Marble House, Ltd., a management education and consulting firm. She is also the past president of the Chicago Association of Healthcare Executives. Ms. Stein is a Director of Libertyville Bank.

KATHARINE V. SYLVESTER (60), DIRECTOR SINCE 1996 Since November 1997, Ms. Sylvester has been the Office Manager for Fibrex Sales, Ltd. Ms. Sylvester has been active in civic affairs in the Hinsdale area for many years. She is on the Board of Trustees of the Hinsdale Community House and is an Associate Member of the Women's Auxiliary of the Robert Crown Center for Health Education. Ms. Sylvester is a Director of Hinsdale Bank and Tricom.

          CLASS III - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2002

JOSEPH ALAIMO (69), DIRECTOR SINCE 1997 Since September 1998, Mr. Alaimo has been the President of WAMC. Immediately prior thereto, Mr. Alaimo served as Director of Trust Investments at Lake Forest Bank since December 1994. Prior to joining Lake Forest Bank, he was employed for more than 30 years by Continental Bank, where he served most recently as Director of Investor Relations. Mr. Alaimo held various senior positions in the trust department at Continental Bank before he became their Director of Investor Relations. Mr. Alaimo also currently serves as a trustee of Loomis Sayles Funds. Mr. Alaimo is a Director of WAMC.

PETER D. CRIST (48), DIRECTOR SINCE 1996 Since December 1999, Mr. Crist has served as Vice Chairman of Korn/Ferry, International, the largest executive search firm in the world. Previously he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry, International in 1999. Immediately prior thereto he was the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive

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
search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Corporation. He is a Director of Hinsdale Bank.

KATHLEEN R. HORNE (56), DIRECTOR SINCE 1997 Mrs. Horne is a former elementary school teacher. For 14 years she was Vice President of the International
Creative Group - London/Chicago Ltd., a creative-marketing consultancy. From 1995 to 1997, she served as President of the Woman's Board of the Chicago
Horticultural Society and as a member of the Board of Directors of that organization. Currently, Mrs. Horne is National Advisor to the Flower Arranging Study Group of The Garden Club of America. Mrs. Horne is a Director of Barrington Bank.

JOHN S. LILLARD (69), DIRECTOR SINCE 1996 Mr. Lillard has served as the Company's Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. Mr. Lillard currently serves as a director of Cintas Corporation and Stryker Corporation. Mr. Lillard is a Director of Lake Forest Bank and WAMC.

HOLLIS W. RADEMACHER (64), DIRECTOR SINCE 1996 Mr. Rademacher is self-employed as a business consultant and private investor. He has participated in the organization of five of the six Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer, of Continental Bank, N.A., Chicago, Illinois, and from
1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. and College Television Network, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the subsidiary Banks, FIFC, WAMC and Tricom.

JOHN N. SCHAPER (48), DIRECTOR SINCE 1996 Since 1991, Mr. Schaper has been a general agent for American United Life Insurance Company. Mr. Schaper is a Director of Libertyville Bank.

JOHN J. SCHORNACK (69), DIRECTOR SINCE 1996 Since 1999 Mr. Schornack has served as Chairman of Strong Arm Products, LLC. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation, Chicago, Illinois., where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra, a trustee of the Kohl Children's Museum and The Night Ministry. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank and several other private business enterprises.

LARRY V. WRIGHT (60), DIRECTOR SINCE 1996 For the past 35 years, Mr. Wright has been Vice President of Milbank Corporation, Chicago, Illinois, an investment advisory firm. Mr. Wright also serves as a director of Milbank Corporation.

                     RETIRING DIRECTOR AND DIRECTOR EMERITUS

LEMUEL H. TATE, JR. (73), DIRECTOR SINCE 1996 For the past three years, Mr. Tate has, from time to time served as a consultant to the Company and its subsidiaries regarding real estate leasing and acquisition matters in connection with expansion activities. From 1982 to 1988, Mr. Tate was an executive with Northwestern Telecommunication Services (now known as Northwestern Technologies Group) which is a venture partnership jointly owned by Northwestern University and Northwestern Memorial Hospital Group. He retired as President and Chief Operating Officer of the company in 1988. Since 1988, he has been active in volunteer work in the local Chicago area. He is a member of the Evanston Rotary Club and is active in the International Executive Service Corps. Since its inception in 1994, Mr. Tate has been Chairman and a Director of North Shore Bank. Effective at the Annual Meeting, Mr. Tate will become a Director Emeritus for a one year term that is renewable at the Board's discretion and will be available to consult with the Board.

BOARD OF DIRECTORS' COMMITTEES AND COMPENSATION

BOARD OF DIRECTORS' COMMITTEES

         Members of the Company's Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has established four committees: (i) the Compensation and Nominating Committee;
(ii) the Audit Committee; (iii) the Risk Management Committee; and (iv) the Executive Committee.

         Compensation and Nominating Committee. The Compensation and Nominating Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. Currently, the members of the Compensation and Nominating Committee are Messrs. Crist (Chairman), Lillard, Mahoney, Moschner, Neis, Rademacher and Reyes and Ms. McKenna. The Compensation and Nominating Committee is responsible for reviewing the Company's compensation policies and administering the Company's employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. This Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. During 1999, five Compensation Committee meetings were held.

         Audit Committee. The Audit Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. Currently, the members of the Audit Committee are Messrs. Schornack (Chairman), Crowther, Dunne, and Graft and Ms. Stein and Ms. Sylvester. The Audit Committee is responsible for oversight of the Company's accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. During 1999, six Audit Committee meetings were held.

         Risk Management Committee. The Risk Management Committee currently consists of Messrs. Rademacher (Chairman), Moschner, Rusin, Schaper, and Tate and Ms. Horne. The Risk Management Committee is responsible for monitoring and overseeing the Company's insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company's overall asset/liability management and credit policies. During 1999, four Risk Management Committee meetings were held.

         Executive Committee. The Executive Committee currently consists of Messrs. Rademacher (Chairman), Crist, Lillard, Reyes, Schornack, and Wehmer, and Ms. Stafford. The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. No Executive Committee meetings were held during 1999.

BOARD OF DIRECTORS' COMPENSATION

         Non-employee members of the Board of Directors are compensated by the Company at the rate of $500 for each Board of Directors meeting attended and $200 for each committee meeting attended. There were five meetings of the Board of Directors during 1999. In addition to regular board and committee meeting fees, the Company pays retainers to the Chairman of the Board, the chairman of the Risk Management Committee, the chairman of the Compensation and Nominating Committee and the chairman of the Audit Committee. During 1999, such retainers were $40,000, $20,000, $2,000 and $2,000, respectively, and are set to be $50,000, $30,000, $3,000 and $3,000, resprectively, in 2000. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. For the period during 1999 in which they served, all of the directors attended at least 75% of the total number of meetings held of the Board and those Committees on which they served, except for Directors Crowther, Horne, McCarthy, Moschner, Rusin, and Wright.

DEFERRED COMPENSATION FOR NON-EMPLOYEE DIRECTORS

         The Wintrust Financial Corporation Deferred Director Fee Plan allows non-employee Directors to elect to defer receipt of director fees and retainers due such Directors. The deferred director fees and retainers are payable at the Director's option as a lump sum or in installments over a period not to exceed ten years. Cumulative deferred amounts bear interest at the 91-day Treasury Bill discount rate, adjusted monthly, until paid. Payments under the plan, which are unfunded obligations of the Company, begin at the date specified by the Director or upon cessation of service as a Director.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The Company's Executive Officers are elected annually by the Company's Board of Directors at the first meeting of the Board following the Annual Meeting of Shareholders. Certain information regarding those persons serving as the Company's Executive Officers is set forth below.

Edward J. Wehmer (46) -- President and Chief Executive Officer - Mr. Wehmer serves as the Company's President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company's day-to-day operations and strategic initiatives. See the description above under "Election of Directors" for additional biographical information.

David A. Dykstra (39) -- Executive Vice President, Chief Financial Officer, Secretary and Treasurer - Mr. Dykstra serves as the Company's Chief Financial Officer and oversees all financial affairs of the Company, including internal and external financial reporting. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, FIFC and Tricom.

Lloyd M. Bowden (46) -- Executive Vice President -- Technology - Mr. Bowden serves as Executive Vice President - Technology for the Company and is responsible for planning, implementing and maintaining all aspects of the subsidiary banks' internal data processing systems and technology designed to service the subsidiary banks' customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.

Robert F. Key (45) -- Executive Vice President -- Marketing - Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks and WAMC. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company.

Todd A. Gustafson (36) -- Vice President -- Finance - Mr. Gustafson served as the Vice President of Finance from June 1998 until April 2000 when he relocated his employment to Rockford, Illinois. He was responsible for the management of all accounting, audit, financial and tax activities of the Company and its subsidiaries. Previously, Mr. Gustafson was employed from 1990 to 1996 as Vice President and Corporate Controller for Amcore Financial, Inc., Rockford, Illinois and from 1997 to 1998 as Manager of Financial Reporting and Analysis for Woodward Governor Company, Rockford, Illinois. Mr. Gustafson is a certified public accountant and previously specialized in the financial institutions industry as a Senior Audit Manager for BDO Seidman, LLP and as an Audit Manager for KPMG LLP.

David J. Galvan (39) -- Vice President -- Investments - Mr. Galvan has served as the Vice President of Investments since June 1999. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock as of the Annual Meeting Record Date, with respect to (i) each Director and each Named Executive Officer of the Company; (ii) all Directors and executive officers of the Company as a group; and (iii) any shareholder known to hold in excess of 5% of any class of the Company's voting securities.

                                                     AMOUNT OF              CURRENTLY                 TOTAL
                                                   COMMON SHARES           EXERCISABLE             AMOUNT OF           TOTAL
                                                    BENEFICIALLY            OPTIONS &              BENEFICIAL       PERCENTAGE
                                                      OWNED(1)             WARRANTS (1)           OWNERSHIP(1)       OWNERSHIP
                                                  ----------------       ---------------         --------------    -------------
        DIRECTORS
        ---------
        Joseph Alaimo..........................           7,395                22,873                 30,268              *
        Peter D. Crist.........................          28,884                 2,672                 31,556              *
        Bruce Crowther.........................             645                   255                    900              *
        Maurice F. Dunne, Jr...................          44,902                 9,415                 54,317              *
        William C. Graft.......................          10,000                   340                10,340               *
        Kathleen R. Horne......................             500                   306                   806               *
        John W. Leopold........................         188,442                    --                188,442          2.15%
        John S. Lillard........................         109,760                 4,507                114,267          1.30%
        James E. Mahoney.......................          10,720                 1,208                 11,928              *
        James B. McCarthy......................          13,840                 2,551                 16,391              *
        Marguerite Savard McKenna..............          15,074                 4,156                 19,230              *
        Albin F. Moschner......................           8,869                    --                  8,869              *
        Thomas J. Neis.........................             100                    --                    100              *
        Hollis W. Rademacher...................          51,007                10,136                 61,143              *
        J. Christopher Reyes...................         163,940                 4,005                167,945          1.92%
        Peter P. Rusin.........................           1,000                   187                 1,187               *
        John N. Schaper........................           1,207                 1,208                  2,415              *
        John J. Schornack......................           9,500                 3,804                 13,304              *
        Ingrid Stafford........................           2,992                 3,887                  6,879              *
        Jane R. Stein..........................              --                 1,208                  1,208              *
        Katharine V. Sylvester.................           3,120                 2,793                  5,913              *
        Lemuel H. Tate.........................          15,879                10,070                 25,949              *
        Edward J. Wehmer**.....................         147,000               173,076                320,076          3.59%
        Larry V. Wright(2).....................         389,865                28,492                418,357          4.76%

        OTHER NAMED EXECUTIVE OFFICERS
        ------------------------------
        Lloyd M. Bowden........................          15,641                23,819                 39,460              *
        David A. Dykstra.......................          18,574                52,706                 71,280              *
        Todd A. Gustafson .....................              --                 1,500                  1,500              *
        Robert F. Key..........................          22,652                36,186                 58,838              *

        TOTAL DIRECTORS & EXECUTIVE
        ---------------------------
           OFFICERS (29 PERSONS)  .............       1,282,108               401,360             1,683,468           18.39%
           ---------------------

        DIRECTOR NOMINEE NOT CURRENTLY SERVING
        --------------------------------------
        Dorothy M. Mueller.....................             150                    --                   150              *

        OTHER SIGNIFICANT SHAREHOLDERS
        ------------------------------
        Howard D. Adams(3) ....................         463,340                 8,735                472,075          5.39%
        Emmett McCarthy(4).....................         367,952                93,302                461,254          5.21%

*    Less than 1%
**   Denotes person serving as Director and as an executive officer.

                                     - 8 -

(1) Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.
     Information for Other Significant Shareholders is based on their most recent Schedule 13G filings with the SEC.

(2) Includes (i) 21,433 shares and 4,667 shares subject to Warrants held directly by Larry Wright; (ii) 3,000 shares held by Milbank Corporation ("Milbank") of which Mr. Wright is an officer, director and sole shareholder and with respect to which shares he exercises shared voting and investment power; (iii) 8,721 shares and 1,092 shares subject to Warrants held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with shared voting and investment power; (iv) 351,884 shares and 22,733 shares subject to Warrants held in Deerpath Investments LLP, a limited partnership ("Deerpath"), to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises shared voting and investment power; and (v) 4,827 shares held in certain family trusts of another officer of Milbank with respect to which Mr. Wright acts as co-trustee and exercises shared voting power. The address of Mr. Wright is 135 South LaSalle Street, Chicago, Illinois 60603.

(3) Includes 30,137 shares held in certain family trusts for the benefit of Howard D. Adams' son and 3,957 shares held in a charitable foundation with respect to which shares Mr. Adams disclaims beneficial ownership. Also includes 29,463 shares held by Mr. Adams' wife. Does not include additional shares held directly by, or indirectly through certain other family trusts (for which neither Mr. Adams nor his wife acts as co-trustee) for the benefit of Mr. Adams' two adult children. The address of Mr. Adams is 570 Crabtree Lane, Lake Forest, Illinois 60045.

(4) Includes 16,367 shares owned by Emmett D. McCarthy and his family. Also reflects 169,930 shares, 28,962 shares subject to Warrants, and 17,689 shares subject to options held by the Alan W. Adams Family Trust and 152,781 shares, 28,962 shares subject to Warrants, and 17,689 shares subject to options held by the Sarah K. Adams Family Trust, irrevocable trusts for which Emmett D. McCarthy and either Alan W. Adams or Sarah K. Adams, respectively, serve as co-trustees. The beneficiaries of the respective trusts are Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams. Mr. McCarthy disclaims beneficial ownership of all such shares. Also reflects 28,874 shares held by the Sarah Katherine Adams Trust, an irrevocable trust for which Emmett D. McCarthy serves as trustee, the beneficiary of which trust is Sarah K. Adams. The address of Mr. McCarthy, as Trustee, is c/o 570 Crabtree Lane, Lake Forest, Illinois 60045.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during 1999, 1998 and 1997. In determining the level of bonuses in 1999, the Company's Compensation Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company's overall compensation philosophy in the "Compensation Committee Report on Executive Compensation" contained later in this Proxy Statement.

                                                            Summary Compensation Table
                               -------------------------------------------------------------------------------------
                                                                                         Long-Term
                                                                                       Compensation
                                                        Annual Compensation               Awards
                                                -----------------------------------------------------

                                                                       Other Annual    Securities      All Other
                                                                          Compen-      Underlying       Compen-
           Name and                              Salary         Bonus     sation(1)      Options/       sation(2)
      Principal Position             Year          ($)            ($)        ($)         SARs (#)           ($)
      ------------------             ----         ----           ----       ----        ---------          ----

Edward J. Wehmer                     1999       450,000         11,000      9,446          14,667           900
President & Chief                    1998       450,000         45,000      9,895              --         1,200
   Executive Officer                 1997       425,000         40,000     12,420        20,000(3)          881

David A. Dykstra                     1999       225,000          8,000      6,911          10,667            --
Executive Vice President &           1998       206,000         30,000      6,517              --            --
    Chief Financial Officer          1997       176,000         35,000      6,862          18,000           980

Robert F. Key                        1999       190,000          4,500      6,003           5,600           720
Executive Vice President &           1998       180,000         18,000      6,482              --           469
   Director of Marketing             1997       165,000         25,000      6,233          10,000           434

Lloyd M. Bowden                      1999       150,500          4,000      2,222           5,333           450
Executive Vice President &           1998       140,500         18,000      2,523              --           332
   Director of Technology            1997       128,000         15,000      2,533           8,000           296

Todd A. Gustafson                    1999       123,000         14,000        --            5,000            --
Vice President - Finance             1998(4)     60,596         15,000        --            7,500            --

--------------------------------------------

(1) Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues.

(2) Represents the aggregate life insurance premium paid on behalf of the named executive officer by the Company and/or other miscellaneous benefits.

(3) Represents grants of options approved in January 1998 with respect to executive's service in 1997.

(4) Reflects compensation for partial year service during executive's initial year of employment with the Company. The 1998 base salary for Mr. Gustafson was $115,000. The 1998 bonus amount includes a signing bonus of $5,000.



OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The table on the following page summarizes for each Named Executive Officer certain information about options which were granted by the Company under the 1997 Stock Incentive Plan with respect to the executives' service in 1999. All options were granted at per share exercise prices equal to the fair market value per share on the date of grant.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               % OF TOTAL                               POTENTIAL REALIZABLE
                                 NUMBER OF        OPTIONS/                                 VALUE AT ASSUMED
                                  SHARES           SARS                                    ANNUAL RATES OF
                                UNDERLYING       GRANTED TO  EXERCISE                        STOCK PRICE
                                OPTIONS/         EMPLOYEES    OR BASE                       APPRECIATION
                                  SARS           IN FISCAL     PRICE   EXPIRATION        FOR OPTION/SAR TERM
                                                                                         ---------------------
           NAME                  GRANTED           YEAR        ($/SH)     DATE                5%           10%
           ----                 --------          -----       -------     -----          -------      --------
Edward J. Wehmer (1).......       14,667          5.62%      $ 17.00    10/28/09          $156,808     $397,382
David A. Dykstra (1).......       10,667          4.08%        17.00    10/28/09           114,043      289,008
Robert F. Key (1)..........        5,600          2.14%        17.00    10/28/09            59,871      151,724
Lloyd M. Bowden (1)........        5,333          2.04%        17.00    10/28/09            57,016      144,490
Todd A. Gustafson (2)......        5,000          1.91%        18.44     4/29/09            57,976      146,923
-------------------------------------------------

(1) Pursuant to the terms of the option awards, all such Options vested 100% as of December 31, 1999.
(2) Options were to vest in 20% annual increments beginning on April 29, 2000. Such options were forfeited upon Mr. Gustafson's departure from the Company in April, 2000.


AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

     The following table summarizes for each Named Executive Officer the number of shares of Common Stock subject to outstanding Options/SARs and the value of such Options/SARs that were unexercised at December 31, 1999.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                               SHARES                               UNEXERCISED                IN-THE-MONEY
                           ACQUIRED ON           VALUE            OPTIONS/SARS AT            OPTIONS/SARS AT
           NAME           EXERCISE (#)       REALIZED ($)      DECEMBER 31, 1999 (#)      DECEMBER 31, 1999 ($)
           ----           ------------       ------------      ---------------------      ---------------------
                                                                    EXERCISABLE/               EXERCISABLE/
                                                                  UNEXERCISABLE(1)           UNEXERCISABLE(1)
                                                               ---------------------      ---------------------
Edward J. Wehmer..........       --               --           149,938 /     16,000      $1,121,851 /  $      0
David A. Dykstra..........       --               --            47,666 /     18,705         134,048 /    11,643
Robert F. Key.............       --               --            34,186 /     10,514          64,719 /     3,848
Lloyd M. Bowden...........       --               --            22,219 /      9,784          35,289 /     9,440
Todd A. Gustafson.........       --               --             1,500 /     11,000               0 /         0
----------------------------------------

(1) The numbers and amounts represent shares of Common Stock subject to outstanding Options/SARs granted by the Company or its predecessors that were unexercised as of December 31, 1999.

EMPLOYMENT AGREEMENTS

         In 1998, the Company entered into a new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, and Lloyd M. Bowden, as well as certain other officers of the Company and its subsidiaries. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay at an annual rate equal to the executive's current base salary and prior year bonus amount in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive's "Adjusted Total Compensation", as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. "Adjusted Total Compensation" excludes any bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. The "Adjusted Total Compensation" as of the respective dates of such agreements for Messrs. Wehmer, Dykstra, Key, and Bowden were $469,000, $214,000, $190,000 and $149,000, respectively. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees. The current annual base salaries of Messrs. Wehmer, Dykstra, Key and Bowden are $470,000, $250,000, $200,000 and $160,000, respectively.

         The employment agreements also provide for a lump sum payment in the event the executive's employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 12 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to two times the sum of the executive's base annual salary plus prior year's bonus, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in "excess parachute payments" under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount.

         Pursuant to an amendment made to Mr. Wehmer's employment agreement in January 2000, he is also entitled to certain special bonus payments to pay interest on a loan made to him by the Company. See "Certain Transactions."

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of each of the Company's subsidiaries, including WAMC, North Shore Bank and Tricom which are responsible for determining the compensation of the senior officers of those subsidiaries. Joseph Alaimo, Lemuel Tate, and John Leopold, senior officers of WAMC, North Shore Bank, and Tricom, respectively, are Directors of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         OVERALL COMPENSATION PHILOSOPHY: The Compensation and Nominating Committee of the Board of Directors (the "Committee") has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company's compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company's short and long term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

         BASE SALARIES: Base salaries for executive officers were determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual's experience. Annual salary adjustments have been determined giving consideration to the Company's performance and the individual's contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

         o financial performance of the Company with a balance between long and short term growth in earnings, revenue and asset growth;
         o        role in development and  implementation of long term strategic plans;
         o        responsiveness   to  changes  in  the  financial   institution
                  marketplace; and
         o        growth and diversification of the Company.

         In the absence of similar de novo bank holding companies, it is difficult to identify appropriate peer group comparisons for the base salaries of the Company's executives. In addition, the Company's strategy is to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company matures, the Committee believes that increases to total cash compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

         BONUSES: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at year-end. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company's performance. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any.

         Given the size of the Company and its relatively early growth stage, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company's executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee did evaluate the attainment of certain specific Company and individual objectives in determining the bonus amounts awarded to executives. The primary objectives were based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin and net overhead ratios, and tailored personal objectives for each executive. The Committee used these measurable objectives as a guideline to establish executive bonuses, but the end determination of such bonuses was ultimately a discretionary decision. Accordingly, the policy used by the Board to set cash bonuses is considered subjective. The bonuses for each of the executive officers other than the President and CEO were set at the levels recommended by management.

         STOCK OPTIONS: To ensure a direct connection between the executive officer interests and the shareholders of the Company, the Company has awarded and intends to award stock-based incentives which are longer term in nature than the base salary and annual bonus components of overall compensation. The incentives have been primarily in the form of stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the share price occurs over a specified number of years. The Company did not award equity incentives for 1998. In 1999, the Company granted non-qualified stock options to senior management as part of their overall compensation package and in lieu of larger cash bonuses. The equity incentives were determined in the fourth quarter of 1999. Such stock options were granted at exercise prices equal to fair market value on the date of grant, were fully exercisable as of December 31, 1999 and have a term of ten years.

         CHIEF EXECUTIVE OFFICER COMPENSATION: Mr. Edward J. Wehmer was appointed Chief Executive Officer, in addition to his role as President, in May 1998. Mr. Wehmer's base salary for 1999 was established by the Committee at the beginning of the year and the salary level of $450,000 was held constant with the base salary level of 1998. The Committee determined that the base salary level was appropriate and that Mr. Wehmer's compensation level should be influenced more heavily by incentive-based compensation than by base salary increases.

         The 1999 bonus amount and stock options awarded to Mr. Wehmer were based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:

         (1) The continued growth of the Company as one of the largest de novo banking operations in the Midwest area.

         (2) The increase in the profitability of the Company to $9.4 million in 1999 from $6.2 million in 1998, and the exceptional 201% (or $9.4 million) increase in pre-tax earnings to $14.2 million in 1999 from $4.7 million in 1998. The Committee considers the increase in pre-tax profits to be a better barometer of growth in core earnings.

         (3) The growth of the Company's assets, deposits and loans during 1999 of $331 million, $234 million and $286 million, respectively. The increases show growth in these categories in the range of 19% to 29%.

         (4) The successful acquisition of Tricom, Inc. of Milwaukee, a financial services firm to the temporary staffing industry.

         (5) The successful completion of a private placement of additional common stock during the year that provided for continued growth of the Company while maintaining an efficient capital structure.

         (6) The successful opening of three additional banking facilities during the year that expanded the geographical reach of the organization and enlarged the platform utilized by the Company to effectuate continued growth.

         (7) The reduction in the ratio of noninterest expenses as a percent of average assets to 2.65% in 1999 from 3.04% in 1998 despite the opening of the three additional banking facilities in 1999.

         (8) The improvement in the Company's net interest margin to 3.54% in 1999 from 3.43% in 1998 and his commitment to improving the margin through the strategy of having the Company be "asset driven" through a diverse set of earning asset portfolios.

         (9)      The   continuing   stability  in  the   manageable   level  of
                  non-performing assets.


         SECTION 162(M): The Compensation and Nominating Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation and Nominating Committee will continue to evaluate the impact of such provisions and to consider compensation policies and programs appropriate for an organization of the Company's size and history in an effort to address the potential impact, if any, in the future.

         CONCLUSION: The Compensation Committee believes the executive officers' individual compensation packages are designed in a manner which is consistent with the Company's overall compensation philosophy.

     PETER D. CRIST (Chairman of the Committee)           ALBIN F. MOSCHNER
     JOHN S. LILLARD                                      THOMAS J. NEIS
     JAMES E. MAHONEY                                     J. CHRISTOPHER REYES
     MARGUERITE SAVARD MCKENNA                            HOLLIS W. RADEMACHER


PERFORMANCE GRAPH

         The following performance graph compares the percentage change in the Company's cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.


The Total Return Performance Graph omitted represented a graph of date points as follows:



                                          1/24/97      6/30/97     12/31/97     6/30/1998   12/31/1998    6/30/1999    12/31/1999
Wintrust Financial Corporation               100       110.66       111.48        129.51       128.69       115.57        100.00
Nasdaq - Total US                            100       104.49       114.41        137.58       161.22       197.32        291.27
Nasdaq - Bank Index                          100       118.50       158.61        164.23       157.51       162.27        151.40


         The Company became subject to reporting its cumulative shareholder returns as of January 24, 1997 when the Company became a registrant under the Securities Exchange Act of 1934. Accordingly, the graph presents the cumulative shareholder returns from January 24, 1997 through December 31, 1999.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Some of the  executive  officers and  Directors of the Company are, and
have been during the preceding   year,  customers of the Bank, and some of
the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 1999, the Bank had $22.1 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 23.8% of total shareholders' equity as of that date.

         Mr. Lemuel Tate, a director of the Company whose term expires at the meeting, provides consulting services to the Company related to real estate leasing and property acquisitions for new banking locations. Mr. Tate also oversees certain construction projects at various bank premises. During 1999, Mr. Tate received an aggregate of $67,179 in fees from the Company and its subsidiaries for such services. Mr. Tate also serves as the Chairman of North Shore Bank and received an annual retainer of $56,000 in lieu of bank director fees for his service in this role in 1999 and is expected to receive $56,000 in 2000 for continued service in this capacity. Mr. Tate is eligible for discretionary bonuses in addition to the amounts noted above.

         In October 1999, the Company acquired 100% of Tricom, Inc. of Milwaukee. Mr. Leopold was the majority shareholder of Tricom prior to the acquisition by the Company. Subsequent to the acquisition, in January 2000, Mr. Leopold became a director of the Company. Mr. Leopold received 188,442 shares of the Company's common stock and cash of approximately $2.8 million from the Company as consideration for his ownership interest in Tricom. Mr. Leopold also entered into an employment agreement with the Company for an initial term of one year. The employment agreement is renewable at the mutual consent of Mr. Leopold and the Company.

         During the organization of the Company's predecessor companies,  Edward
J. Wehmer, President and Chief Executive Officer, purchased various shares of Company stock using borrowed funds. Mr. Wehmer maintained the loan for such purchases at an unaffiliated bank. In January 2000, the Company entered into a term note agreement with Mr. Wehmer and his spouse and loaned them $1,200,000 in order for Mr. Wehmer to retire the debt at the unaffiliated bank. The note has a maturity date of January 31, 2005 and bears interest at an annual rate of 7%, compounded annually. Interest is payable annually. The note is full recourse to the borrowers and is also is secured by a pledge of 100,000 shares of the Company's common stock. If Mr. Wehmer's employment with the Company terminates for any reason, the Company has the right to immediately accelerate the maturity of the Note if the principal and accrued interest on the Note is not paid in full within 90 days of the date of termination. The Company also agreed to amend Mr. Wehmer's employment agreement to provide for a special annual bonus to be paid to Mr. Wehmer in the amount equal to the accrued interest on the note, payable one business day prior to each anniversary of the date of the Note. If Mr. Wehmer is terminated without cause, or if he resigns for any reason within 18 months following a change of control, he is entitled to receive a special severance payment equal to accumulated interest through his termination date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in the Company's Common Stock with the the Securities and Exchange Commission. Based upon its review of copies of such reports and of trading in the Company's common stock, the Company is not aware of any late filings during 1999 with the following exception: Director Neis should have filed a Form 3 in February, 1999 to report his holdings at the time he became a director of the Company in January, 1999; however, the appropriate form was not filed until December, 1999 due to an oversight on the part of the Company to properly inform the new director of the reporting requirements.

                                 PROPOSAL NO. 2
                      SHAREHOLDER APPROVAL OF AMENDMENT TO
                            1997 STOCK INCENTIVE PLAN

         Introduction. At the Annual Meeting, there will be submitted a proposal to approve an amendment to the Wintrust Financial Corporation 1997 Incentive Plan (the "Stock Incentive Plan" or the "Plan"). The Board of Directors adopted the amendment on January 27, 2000, subject to shareholder approval, to increase the number of shares of Common Stock authorized to be issued under the Stock Incentive Plan by 450,000 shares.

         The Stock Incentive Plan was originally adopted in 1997 to amend, restate and continue the prior stock-based incentive plans of the Company's predecessor corporations into a single plan and was approved by shareholders at the 1997 Annual Meeting of Shareholders.

         Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the 2000 Annual Meeting of Shareholders.

         The following description of the Plan sets forth the material terms of the Plan, as amended; however, it is a summary, and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan can be obtained upon written request from David A. Dykstra, Executive Vice President and Chief Financial Officer, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045.

         Purpose. The Stock Incentive Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for employees and directors of the Company and its subsidiaries and consultants to the Company and its subsidiaries (i) to provide such employees, directors and consultants a stake in the growth of the Company, and (ii) to encourage them to continue in the service of the Company and its subsidiaries. Because there are only 63,621 shares remaining to be awarded under the Stock
Incentive Plan, the Board of Directors believes that it is appropriate to increase the shares reserved for issuance under the Plan by 450,000 shares. Additionally, some of the Company's existing options will be exercised or expire during the next two years, reducing the total option shares outstanding.

         These shares will enable the Company to be competitive in attracting key employees to manage planned additional bank and branch location. For example, management estimates that it typically requires approximately 70,000 option shares to attract management to staff a new de novo banking operation. The additional shares will also be important to promote the retention of key employees while at the same time aligning their interests closely with those of the shareholders. Accordingly, additional option shares are an important component in continuing the Company's growth.


         Participants. All of the approximately 412 employees and all of the non-employee directors of the Company and its subsidiaries, currently approximately 86, will be eligible to participate in the Plan. In addition, certain persons who have consulting arrangements with the Company or its subsidiaries may be selected to participate if it is determined that any such individual has a significant responsibility for the success and future growth and profitability of the Company.

         Authorization. The Stock Incentive Plan currently provides that the total number of shares of Common Stock as to which awards may be granted may not exceed 1,937,359 shares. Approval by shareholders of the proposed amendment to the Stock Incentive Plan will increase this maximum to 2,387,359 shares. Of this amount, the number of shares that would be available for new awards would be 513,621 shares. A total of 229,024 shares have already been issued pursuant to the exercise of prior awards under the Plan.

         The shares of Common Stock subject to awards under the Stock Incentive Plan and available for future awards will be reserved for issuance out of the Company's total authorized shares. A participant in the Plan is permitted to receive multiple grants of stock-based awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award. The Plan provides that during any calendar year the maximum number of shares of Common Stock which may be made subject to award to any single participant may not exceed 100,000.

         Administration. The Board of Directors of the Company has delegated the administration of the Stock Incentive Plan to its Compensation Committee (the "Committee"). The Committee will make determinations with respect to the participation of employees, directors and consultants in the Plan and, except as otherwise required by law or the Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or option period, dividend rights, rights to dividend equivalents, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Committee deems appropriate. The Committee may designate other persons to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to employees who are executive officers or directors of the Company.

         The disposition of an award in the event of the retirement, disability, death or other termination of a participant's employment shall be as determined by the Committee as set forth in the award Agreement.

                  Awards. The following types of awards may be granted under the Stock Incentive Plan:

                  Stock Options. Stock Options may be granted in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") or stock options not meeting such Code definition ("nonqualified stock options"). The Plan permits all of the shares available under the Plan to be awarded in the form of incentive stock options if the Committee so determines. The exercise period for any stock option will be determined by the Committee at the time of grant which may provide that options may be exercisable in installments. The exercise price per share of Common Stock of any option may not be less than the fair market value of a share of Common Stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The exercise price is payable in cash, in shares of already owned Common Stock or in any combination of cash and shares, or by such methods as the Committee may deem appropriate, including but not limited to loans by the Company on such terms and conditions as the Committee may determine. No award other than stock options may be made to any director (other than a director who is an employee at the time of the award).

                  Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the Plan, upon such terms and conditions as the Committee may determine. Upon exercise, an SAR entitles a participant to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR is granted. The Committee will determine whether an SAR will be settled in cash, Common Stock or a combination of cash and Common Stock. Upon exercise of an SAR granted in conjunction with a stock option, the option or the portion thereof to which the SAR relates will be surrendered.

                  Restricted Shares. Restricted shares are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Committee. The Committee may provide for the lapse of such restrictions in installments. Restricted shares may be voted by the recipient. Dividends on the restricted shares may be payable to the recipient in cash or in additional restricted shares. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period.

                  Performance Shares. Performance shares are grants of shares of Common Stock which are earned by achievement of performance goals established for the award by the Committee. During the applicable performance period determined by the Committee for an award, the shares may be voted by the recipient and the recipient is also entitled to receive dividends thereon unless the Committee determines otherwise. If the applicable performance criteria are met, at the end of the applicable performance period, the shares are earned and become unrestricted. The Committee may provide that a certain percentage (which may be greater than 100%) of the number of shares originally awarded may be earned based upon the attainment of the performance goals.

                  Stock Units. Stock units are fixed or variable share or dollar denominated units valued, at the Committee's discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company's Common Stock. The Committee will determine the terms and conditions applicable to stock units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. A stock unit may be payable in Common Stock, cash or a combination of both. An employee who receives a stock unit may be given rights to dividend equivalents on such stock units, payable in cash, stock, or additional stock units, subject to any conditions the Committee may impose.

                  Other Incentive Awards. The Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock ("Other Incentive Awards"). Such Other Incentive Awards include, without limitation, restricted share units, performance share units, unrestricted stock grants (to other than executive officers), dividend or dividend equivalent rights or awards related to the establishment or acquisition by the Company or any subsidiary of a new or start-up business or facility. The Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral period or performance requirements. The recipient will have the right to receive currently or on a deferred basis as determined by the Committee, interest or dividends, or interest or dividend equivalents. Common Stock issued on a bonus basis pursuant to Other Incentive Awards may be issued for no cash consideration to nonexecutive officers of the Company.

         Except to the extent permitted by specific terms of any nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or, in the Committee's discretion, in certain other manners.

         Adjustments. In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other similar corporate change, the Committee may make an adjustment in the number of shares of Common Stock available for issuance, the number of shares covered by any outstanding award and the price per share thereof. In the event there is a change of control (as defined in the Stock Incentive Plan) of the Company all options and SARs outstanding shall become immediately exercisable and remain exercisable for their entire term, all restrictions on restricted shares will lapse and, unless otherwise specified in a participant's award agreement, all performance goals applicable to any awards shall be deemed attained at the maximum payment level.

         Amendments and Termination. The Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan, to the extent permitted by law; provided, however, no such action may affect in any material way any awards previously granted thereunder. Any such action by the Board of Directors may be taken without the approval of the shareholders of the Company to the extent that such approvals are not required by applicable law or regulation. There is no set termination date for the Plan, although no incentive options may be granted more than 10 years after the effective date of the Plan.

         Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences to participants who may receive grants of awards under the Stock Incentive Plan. The discussion is based upon interpretations of the Code in effect as of January 1, 2000, and the regulations promulgated thereunder as of such date.

                  Nonqualified Stock Options. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the Stock Incentive Plan. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant's exercise of the option and (b) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

                  The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

                  Incentive Stock Options. No taxable income is realized by the participant pursuant to the exercise of an incentive stock option granted under the Stock Incentive Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

                  If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally
         (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

                  If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

                  Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of an SAR under the Stock Incentive Plan. Upon the exercise of an SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of an SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

                  The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of the SAR.

                  Restricted and Performance Shares. A recipient of restricted shares or performance shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares or performance shares are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares or performance shares as if the restricted share were unrestricted or the performance shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.

                  Stock Units. A recipient of stock units will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued pursuant to such an award, and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of any Common Stock received will generally be included in income (and a corresponding deduction will generally be available to the Company) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

                  Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.

         Performance Goals and Maximum Awards. Section 162(m) disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company's Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "Covered Employees"). Under Section 162(m), compensation that qualifies as "other performance-based compensation" is not subject to the $1,000,000 limit. One of the conditions necessary to qualify certain incentive awards as "other performance-based compensation" is that the material terms of the performance goals under which the award is made must be disclosed to, and approved by, the shareholders of the Company before the incentive compensation is paid.

         For those types of awards under the Stock Incentive Plan which require performance criteria to meet the definition of "other performance-based compensation" the Committee will, from time to time, establish performance criteria with respect to an award. These performance criteria may be measured in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated and may be based on, or adjusted for, other objective goals, events, or occurrences established by the Committee for a performance period, including earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, return on investment, regulatory compliance, satisfactory internal or external audits, improvements in financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and strategic loan loss provisions. The performance criteria related to an award must be established by the Committee prior to the completion of 25% of the performance period or such earlier date as may be required by Section 162(m) of the Code.

         At the end of each performance period for an award, the Committee will determine the extent to which the performance criteria established for the performance period have been achieved and determine the pay out of the performance award. The committee may, in its sole discretion, reduce or eliminate the payout of any award to the extent permitted under the Stock Incentive Plan and applicable law.
         Plan Benefits. The following table provides certain information with respect to all awards which have been made under the 1997 Stock Incentive Plan (and certain predecessor plans) to specific individuals and groups of individuals, specifying the amounts granted to Named Executive Officers individually, all current directors who are not executive officers as a group, all director nominees individually, all current executive officers as a group and all employees, including current officers who are not executive officers, as a group.

                                                                           NUMBER OF UNITS 1
                                                                           -----------------
                                                             PERFORMANCE              STOCK     RESTRICTED
NAME AND POSITION                                               SHARES               OPTIONS      SHARES
-----------------                                               ------               -------      ------
Edward J. Wehmer,                                                 --                 165,938         --
President  and Chief Executive Officer

David A. Dykstra,                                                 --                  66,371         --
Executive Vice President / Chief Financial Officer

Robert F. Key,                                                    --                  44,700         --
Executive Vice President / Director of Marketing

Lloyd M. Bowden,                                                  --                  32,003         --
Executive Vice President / Director of Technology

Todd A. Gustafson                                                 --                   1,500         --
Vice President / Finance

Director Nominees, named individually
   James E. Mahoney                                               --                   1,208         --
   James B. McCarthy                                              --                   2,051         --
   John W. Leopold                                                   --                      --         --
   Dorothy M. Mueller                                                --                      --         --
   Thomas J. Neis                                                 --                      --         --
   J. Christopher Reyes                                           --                   4,005         --
   Peter P. Rusin                                                 --                     187         --
   Edward J. Wehmer                                               --                 165,938         --

Executive Officer Group                                           --                 328,012         --

Non-Executive Officer Director Group                              --                  92,688         --

Non-Executive Officer Employee Group                              --               1,116,546         --

         (1) Includes all awards to each specified individual or group of individuals made prior to April 15, 2000.

         THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN.

                              INDEPENDENT AUDITORS

         Ernst and Young LLP served as the Company's independent auditor for 1999. One or more representatives of Ernst and Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available at the meeting to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         Shareholders' proposals intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 22, 2000, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2001 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder's intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the provisions of the By-laws, the deadline for such notice is March 25, 2001.


                                 OTHER BUSINESS

         The Company is unaware of any other matter to be acted upon at the annual meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.


                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            David A. Dykstra
                                            Secretary

The Directors and Officers of

Wintrust  Financial  Corporation
cordially invite you to attend our
2000 Annual Meeting of Shareholders
Thursday,  May 25, 2000, 10:00 a.m.
Michigan Shores Club
911 Michigan Avenue
Wilmette, Illinois


   YOU CAN VOTE IN ONE OF THREE WAYS: 1) BY MAIL, 2) BY PHONE, 3) BY INTERNET.
              See the reverse side of this sheet for instructions.


IF YOU ARE NOT VOTING BY TELEPHONE OR BY  INTERNET,  COMPLETE  BOTH SIDES OF THE
           ---
        PROXY CARD, DETACH HERE AND RETURN IN THE ENCLOSED ENVELOPE TO:

                           Illinios Stock Transfer Co.
                      209 West Jackson Boulevard, Suite 903
                             Chicago, Illinois 60606


                                   IMPORTANT
                                   ---------
           Please complete both sides of the PROXY CARD, sign, date,
                  detach and return in the enclosed envelope.

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSAL 2. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT SUCH MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS.






Dated _____________________

___________________________

___________________________
(Please sign here)


Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.

--------------------------------------------------------------------------------

Wintrust Financial Corporation

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list the names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.


I/We do plan to attend
the 2000 meeting         ________

                                 TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

                              TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below. Please note that all votes cast by telephone must be submitted prior to midnight Central Time, May 23, 2000. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

      If You Vote By TELEPHONE Please Do Not Return Your Proxy Card By Mail

                               TO VOTE BY INTERNET

Your internet vote is quick, confidential and your vote is immediately submitted. Just follow the se easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting Site at HTTP://WWW.EPROXYVOTE.COM/IST-WFCCM/ and follow the instructions on the screen.

3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card. Please note that all votes cast by internet must be submitted prior to midnight Central Time, May 23, 2000. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

THIS IS A "SECURED" WEB PAGE SITE. YOUR SOFTWARE AND/OR INTERNET PROVIDER MUST BE ENABLED TO ACCESS THIS SITE. PLEASE CALL YOUR SOFTWARE OR INTERNET PROVIDER FOR FURTHER INFORMATION.

      If You Vote By Internet, Please Do Not Return Your Proxy Card By Mail

--------------------------------------------------------------------------------


Wintrust Financial Corporation
REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John S. Lillard and Edward J. Wehmer and either of themas Proxies, each with the power to appoint his substitute, and hereby authorizes each them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 25, 2000 or any adjournment thereof. If any other business is presented at the Annual Metting, including whether or not to adjourn the metting, this proxy will be voted, to the extent legally permissable, by those named in this proxy in their best judgement.

      PROPOSAL 1 -  ELECTION  OF  DIRECTORS  (To  be  designated  as  Class  I
                   Directors with term ending in 2003.)
                   [   ]    FOR ALL NOMINEES LISTED BELOW
                            (Except as marked to the contrary below).

                   [   ]    WITHHOLD AUTHORITY to vote for all nominees below.
                            (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
                            ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                            NOMINEE'S NAME).

          01 JAMES E. MAHONEY                05 THOMAS J. NEIS
          02 JAMES B. MCCARTHY               06 J. CHRISTOPHER REYES
          03 JOHN W. LEOPOLD                 07 PETER P. RUSIN
          04 DOROTHY M. MUELLER              08 EDWARD J. WEHMER


     PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN,
                  AS DESCRIBED IN THE PROCY STATEMENT

                  [   ] FOR   [   ] AGAINST   [   ] ABSTAIN


                        (To be signed on the other side)